Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2008 and Year-End Results

Ocean City, New Jersey – January 26, 2009 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $769,000, or $.10 per basic and diluted share, for the quarter ended December 31, 2008 as compared to $859,000, or $.11 per basic and diluted share, for the same quarter last year. For the full year-ended 2008, net income rose to $2,929,000, or $.37 per basic share and $.36 per diluted share, as compared to $2,791,000, or $.34 per basic and diluted share, for 2007. Net income for the fourth quarter was negatively impacted by a $626,000 pre-tax, non-cash charge for other than temporary impairment (“OTTI”) of an investment security. OTTI charges for the full year were $2,235,000.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of nine full-service banking offices in eastern New Jersey.

“We are extremely proud to report that, notwithstanding the difficult economic conditions facing the country, our net income for 2008 increased over the prior year, even after recording impairment charges of $2.2 million on certain investment securities,” said Steven E. Brady, President and CEO. “Our loan portfolio, which grew over 12% in the year, performed extremely well. We had no loan charge-offs for the entire year and finished the year with non-performing loans at only 0.33% of total loans. Our long-term commitment to sound underwriting practices and steady growth served us well in 2008.”

Total Assets Grow

Total assets grew $49.0 million, or 7.8%, to $678.5 million at December 31, 2008 from $629.5 million at December 31, 2007. Net loans receivable grew $66.4 million, or 12.6%, to $594.5 million. Increases of $65.9 million in real estate mortgage loans and $1.9 million in consumer loans were partially offset by a decrease in real estate construction loans of $1.4 million and $0.2 million in commercial loans. Investments and mortgage-backed securities declined $21.5 million, or 36.5%, during 2008 to $37.4 million due to sales of $7.6 million, normal maturities and repayments of principal. Asset growth was funded with deposits which increased $40.7 million, or 9.8%, to $456.0 million and FHLB borrowings which increased $13.6 million to $133.8 million, or 11.3%, at December 31, 2008 from $120.2 million at December 31, 2007.

Asset Quality Remains Strong

The Company’s asset quality continues to be strong as nonperforming loans at December 31, 2008 totaled $1.97 million, or 0.33%, of total net loans as compared to $296,000, or to 0.06%, at December 31, 2007. The Company recorded no charge-offs for the year ended 2008, compared to $4,000 for the year ended 2007. The allowance for loan losses was 0.45% of total loans at December 31, 2008 compared to 0.44% at December 31, 2007.

Net Interest Income Increases Over Prior Periods

Net interest income increased $955,000, or 23.6%, during the fourth quarter of 2008 to $5.0 million compared to $4.1 million for the same quarter of 2007. Net interest margin increased 38 basis points in the quarter ended December 31, 2008 to 3.20% from 2.82% for the quarter ended December 31, 2007. Interest income for the fourth quarter 2008 grew $311,000 due to an increase in average interest-earning assets of $51.3 million, offset by a decrease in the average yield of 29 basis points to 5.76%. Interest expense for the fourth quarter decreased $644,000 due to a 69 basis point decrease in the average cost of interest-bearing liabilities to 2.89%, which was partially offset by an increase in average interest-bearing liabilities of $35.5 million. On a linked-quarter basis, net interest margin increased 5 basis points to 3.20% in the fourth quarter of 2008 from 3.15% for the third quarter of 2008.

For the year-ended 2008, net interest income increased $3.7 million, or 24.4%, to $18.8 million compared to $15.1 million for the prior year. During 2008, the Company’s net interest margin increased 29 basis points to 3.07%, compared to 2.78% for the year ended 2007. Interest income increased $3.3 million over the prior year as a result of growth in interest earning assets of $68.5 million offset by a decrease in the average yield of 13 basis points. Interest expense decreased $0.4 million as a result of a decrease in the cost of funds of 43 basis points offset by an increase in the average balance of borrowings and deposits of $54.8 million.

OTTI Charge

During the fourth quarter, the Company recorded an other-than-temporary impairment charge of $626,000 to reduce the carrying amount of its investment in a pooled trust preferred security to $374,000 at December 31, 2008. For the year ended December 31, 2008, the Company recorded $2.2 million in other-than-temporary impairment charges on investment securities. These securities are held in the Company’s available for sale portfolio. Prior to recording these charges, the unrealized loss had been reflected as a reduction to stockholders’ equity through other comprehensive income. Therefore, recording these charges has no effect on stockholders’ equity. The decision to record these non-cash other-than-temporary impairment charges was due to the significant decline in the market value of these securities, which resulted from a sharp decline in trading activity, as well as deterioration in the credit quality of the underlying collateral of the security indicating a probable shortfall in the distributions of the pool.

Other Income Increases

Other income increased $38,000, or 5.4%, to $745,000 for the fourth quarter of 2008 compared to the same quarter in 2007 and increased $147,000, or 5.6%, for 2008 compared to 2007. The increase in other income resulted from increases in deposit account fees, debit card commissions and income from bank owned life insurance.

Income Tax Expense

Income tax expense decreased $170,000, or 35.4%, to $310,000 in the fourth quarter of 2008 compared to the same quarter in 2007. The decrease in the fourth quarter was primarily due to a reduction of $120,000 in a tax valuation allowance for charitable contributions carryover deduction resulting from an increase in actual taxable income over prior projections. Taxable income increased $291,000, or 6.6%, to $4.7 million for the year ended 2008 compared to the year ended 2007.

Other Expenses Increase

Other expenses increased $590,000, or 17.6%, to $3.9 million for the fourth quarter of 2008 compared the fourth quarter of 2007 and increased $1.2 million, or 9.1%, to $14.3 million for the year-ended 2008 compared to the year-ended 2007. The increases were due to the opening of the Company’s ninth branch office in the fourth quarter of 2008 and increases in FDIC insurance, marketing, salary and EDP expenses and decreases in qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The new holding company for Ocean City Home Bank – a newly formed New Jersey corporation also named Ocean Shore Holding Co. – has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Ocean Shore Holding Co or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-866-805-4128.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	As of 12-31-2008	As of 12-31-2007	% Change
	(Dollars in thousands)
Total assets	$678,474	$629,523	7.8
Cash and cash equivalents	8,530	9,540	(10.6)
Investment securities	9,300	22,273	(58.2)
Mortgage-backed securities	28,105	36,643	(23.3)
Loans receivable, net	594,452	528,058	12.6
Deposits	455,955	415,231	9.8
FHLB advances	133,800	120,230	11.3
Subordinated debt	15,464	15,464	0.0
Other borrowings	—	8,000	N/M
Stockholder’s equity	64,623	63,047	2.5

N/M – not measurable

SELECTED OPERATIONS DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in thousands, except share and per share amounts)
Interest and dividend income	$9,016	$8,704	3.6	$35,919	$32,619	10.1
Interest expense	4,010	4,654	(13.8)	17,093	17,481	(2.2)

Net interest income	5,006	4,050	23.6	18,826	15,138	24.4

Provision for loan losses	101	62	61.3	373	261	43.3

Net interest income after provision for loan losses	4,905	3,988	23.0	18,453	14,877	24.0
Other income	745	707	5.4	2,768	2,622	5.6
Impairment on investment securities	(626)	—	N/M	(2,235)	—	N/M
Other expense	3,945	3,356	17.6	14,265	13,069	9.2

Income before taxes	1,079	1,339	(19.5)	4,721	4,430	6.6
Provision for income taxes	310	480	(35.4)	1,792	1,639	9.3

Net Income	$769	$859	(10.4)	$2,929	$2,791	4.9

Earnings per share basic	$0.10	$0.11		$0.37	$0.34
Earnings per share diluted	$0.10	$0.11		$0.36	$0.34

Average shares outstanding:
Basic	8,023,008	8,034,359		8,005,384	8,104,373
Diluted	8,091,528	8,137,004		8,094,685	8,227,103

N/M – not measurable

	Three Months Ended December 31, 2008		Three Months Ended December 31, 2007
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$585,819	5.78%	$509,305	6.03%
Investment securities	39,307	5.62%	59,960	6.36%
Other interest-earning assets	1,278	0.99%	5,829	4.87%
Interest-bearing deposits	409,999	2.40%	400,011	3.17%
Total borrowings	145,007	4.29%	119,488	4.97%

Interest rate spread		2.87%		2.47%
Net interest margin		3.20%		2.82%

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$564,285	5.84%	$468,608	6.00%
Investment securities	46,338	6.30%	64,718	5.98%
Other interest-earning assets	3,361	2.09%	12,120	5.21%
Interest-bearing deposits	389,382	2.65%	391,340	3.21%
Total borrowings	153,303	4.42%	96,573	5.10%

Interest rate spread		2.70%		2.40%
Net interest margin		3.07%		2.78%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,307	$2,050
Provision for loan losses	373	261

Recoveries	4	4
Charge-offs	0	8

Net charge-offs	(4)	4

Allowance at end of period	$2,684	$2,307

Allowance for loan losses as a percent of total loans	0.45%	0.44%
Allowance for loan losses as a percent of nonperforming loans	136.04%	779.88%

	As of 12-31-2008	As of 12-31-2007
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Mortgage loans	$1,861	$295
Commercial business loans	0	0
Consumer loans	112	1

Total	1,973	296

Real estate owned	0	0
Other nonperforming assets	0	0

Total nonperforming assets	$1,973	$296

Nonperforming loans as a percent of total net loans	0.33%	0.06%
Nonperforming assets as a percent of total assets	0.29%	0.05%

SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended 12-31-2008	Year Ended 12-31-2007
Selected Performance Ratios:
Return on average assets	0.44%	0.47%
Return on average equity	4.55%	4.42%
Interest rate spread	2.70%	2.40%
Net interest margin	3.07%	2.78%
Efficiency ratio	65.90%	73.59%